Exhibit (a)(1)(D)

OceanPal Inc. Announces Accrued Dividend Payment in Tender Offer

ATHENS, GREECE - December 11, 2025 - OceanPal Inc. (“OceanPal” or “OP”, NASDAQ: SVRN), previously announced its offer to purchase any and all outstanding shares of its 7.0% Series D Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share, with a $1,000 liquidation preference per share, (the “Series D Preferred Shares”, or the “Shares”), at a price of $1,400 per share plus accrued dividends (the “Offer”) for Shares properly tendered and accepted for purchase pursuant to the Offer.

The amount of accrued and unpaid dividends payable in connection with the Offer as of the Offer settlement date is expected to be $16.33 per share compared to the $17.50 per share dividend paid for the period from July 15, 2025 to October 14, 2025, on October 15, 2025.

The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and related documents filed with the Securities and Exchange Commission (“SEC”). This clarification does not modify the Offer price, the number of securities sought, the Offer period, or any other material term of the Offer.

Copies of the Offer to Purchase and the related Letter of Transmittal are being mailed to the Company’s shareholders. Additional copies of the Offer to Purchase and the related Letter of Transmittal may be obtained at the Company’s expense from the information agent. Questions regarding the tender offer should be directed to the information agent at (866) 486-7610. Parties outside the U.S. can reach the information agent at +1-(631) 302-5187.

About SovereignAI

SovereignAI is a wholly owned subsidiary of OP formed to implement the company’s digital asset treasury strategy, and developer of confidential AI infrastructure offering a superior path to get exposure to the intersection of AI and blockchain in the public markets. SovereignAI will use NEAR Protocol’s purpose-built technology to establish private, user-owned agentic commerce. Funds generated by SovereignAI’s holistic treasury management strategy of NEAR tokens will be used to further the Company’s goal of building unique blockchain-native AI infrastructure.

To learn more about SovereignAI, please visit: https://www.svrn.net/

About OceanPal Inc.

OceanPal Inc. is a global provider of shipping transportation services, specializing in the ownership and operation of dry bulk vessels and product tankers. OP is engaged in the seaborne transportation of bulk commodities, including iron ore, coal, and grain, as well as refined petroleum products. OP’s fleet is primarily employed on time charter trips with short to medium duration and spot charters, with a strategic focus on maximizing long-term shareholder value.

Media Contact: svrn@mgroupsc.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are statements other than historical facts and include, without limitation, future announcements and priorities, expectations regarding management, corporate governance, market position, business strategies, future financial and operating performance, and other projections or statements of plans and objectives.

These forward-looking statements are based on current expectations, estimates, assumptions, and projections, and involve known and unknown risks, uncertainties, and other factors-many of which are beyond OP’s control-that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements. Important factors that may affect actual results include, among others, OP’s ability to execute its growth strategy; its ability to raise and deploy capital effectively; developments in technology and the competitive landscape; the market performance of NEAR; and other risks and uncertainties described under “Risk Factors” in OP’s Annual Report on Form 20-F filed with the SEC on April 15, 2025, and in other subsequent filings with the SEC. These filings are available at www.sec.gov. OP undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.